================================================================================



                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                                 DSL.NET, INC.,

                            LONG WHARF MERGECO, INC.

                                       AND

                              TYCHO NETWORKS, INC.











                          Dated as of November 30, 1999


================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I         THE MERGER..................................................1

         1.1      The Merger..................................................1

         1.2      Effective Time..............................................2

         1.3      Closing.....................................................2

         1.4      Directors and Officers......................................2

ARTICLE II        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS....................................2

         2.1      Effect on Capital Stock.....................................2

         2.2      Stock Options, Warrants and Other Equity Rights.............3

ARTICLE III       PAYMENT FOR SHARES; DISSENTING SHARES.......................4

         3.1      Payment for Shares of Tycho Preferred Stock.................4

         3.2      Post-Closing Adjustments....................................5

         3.3      Appraisal Rights............................................6

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF DSL AND MERGERCO..........6

         4.1      Corporate Organization......................................7

         4.2      Authority for Transaction...................................7

         4.3      No Consent..................................................7

         4.4      Brokerage or Finder's Fees..................................7

         4.5      Material Misstatements or Omissions.........................7

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF TYCHO.....................8

         5.1      Corporate Organization......................................8

         5.2      Authority for Transaction...................................8

         5.3      No Consent..................................................8

         5.4      Financial Statements........................................8

         5.5      Liabilities.................................................9

         5.6      Absence of Material Adverse Change..........................9

         5.7      Title to Assets; Leases.....................................9

         5.8      Accounts Receivable.........................................9

         5.9      Contracts and Commitments...................................9

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

         5.10     Indebtedness...............................................10

         5.11     Intellectual Property......................................10

         5.12     Taxes......................................................10

         5.13     Litigation.................................................11

         5.14     Labor and Employee Relations...............................11

         5.15     Employee Benefit Plans.....................................12

         5.16     Compliance with Laws.......................................12

         5.17     Environmental Matters......................................12

         5.18     Land Use...................................................13

         5.19     Joint Ventures.............................................13

         5.20     Insurance..................................................13

         5.21     Books and Records..........................................14

         5.22     Powers of Attorney.........................................14

         5.23     No Guarantees..............................................14

         5.24     Brokerage and Finder's Fees................................14

         5.25     Material Misstatements or Omissions........................14

         5.26     Year 2000 Compatibility....................................14

         5.27     Company Subsidiaries.......................................15

         5.28     Capitalization.............................................15

ARTICLE VI        CONDUCT OF BUSINESS PENDING THE MERGER.....................16

         6.1      Conduct of Business by Tycho...............................16

ARTICLE VII       ADDITIONAL AGREEMENTS......................................17

         7.1      Stockholders'Consent.......................................17

         7.2      Additional Agreements......................................18

         7.3      Fees and Expenses..........................................18

         7.4      No Solicitations; Bridge Notes.............................18

         7.5      Access to Information......................................19

         7.6      Public Announcements.......................................19

         7.7      Employee Benefit Arrangements..............................19

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

         7.8      Notification...............................................20

         7.9      TyFone Divestiture.........................................20

         7.10     Consulting Agreements......................................20

         7.11     [Intentionally omitted]....................................20

         7.12     Severance Obligations......................................20

ARTICLE VIII      CONDITIONS TO THE MERGER...................................22

         8.1      Conditions to the Obligations of Each Party to Effect
                  the Merger.................................................22

                  (a)  Stockholder Approval..................................22

                  (b)  Regulatory Approvals..................................22

                  (c)  No Injunctions, Orders or Restraints; Illegality......22

         8.2      Conditions to Obligations of DSL and MergerCo..............22

                  (a)  Representations and Warranties........................23

                  (b)  Performance and Obligations of Tycho..................23

                  (c)  Consents, Etc.........................................23

                  (d)  No Injunction.........................................23

                  (e)  Material Adverse Change...............................23

                  (f)  Resignations..........................................23

                  (g)  TyFone Divestiture....................................23

                  (h)  Options, Etc..........................................23

                  (i)  Opinion of Counsel....................................23

                  (j)  Consulting and Employment Agreement Cancellation
                       Agreements............................................24

                  (k)  Termination of Investor Rights Agreement..............24

                  (l)  Supermajority Stockholder Vote........................24

         8.3      Conditions to Obligations of Tycho.........................24

                  (a)  Representations and Warranties........................24

                  (b)  Performance of Obligations of DSL and MergerCo........24

                  (c)  Opinion of Counsel....................................24

                  (d)  Consulting, Employment and Severance Agreements.......24

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE
ARTICLE IX        SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  INDEMNIFICATION............................................24

         9.1      Survival of Representations and Warranties.................24

         9.2      Indemnification............................................25

                  (a)  Agreement to Indemnify................................25

                  (b)  Expiration of Indemnification.........................25

                  (c)  Hold Back.............................................25

                  (d)  Offset................................................25

                  (e)  Claims Upon Executives'Hold Back or Executives'Offset
                       Amount................................................26

                  (f)  Resolution of Conflicts; Arbitration..................26

                  (h)  Agent of the Executives; Power of Attorney............26

                  (i)  Indemnification of the Agent..........................27

                  (j)  Third Party Claims....................................27

                  (k)  Apportionment of Liability; Maximum Liability.........27

                  (l)  Remedies..............................................28

ARTICLE X         TERMINATION, AMENDMENT AND WAIVER..........................29

         10.1     Termination................................................29

         10.2     Effect of Termination......................................30

         10.3     Amendment..................................................30

         10.4     Extension; Waiver..........................................30

ARTICLE XI        MISCELLANEOUS..............................................30

         11.1     Notices....................................................30

         11.2     Entire Agreement; No Third-Party Beneficiaries;
                  Section Headings...........................................31

         11.3     Confidentiality............................................32

         11.4     Assignment.................................................32

         11.5     Applicable Law.............................................32

         11.6     Definitions................................................32

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE




                                LIST OF EXHIBITS


         Exhibit A-1                --      Form of NewCo Bridge Note
         Exhibit A-2                --      Form of NewCo Severance Note
         Exhibit B                  --      Form of Retention Bonus Agreement
         Exhibit C                  --      TyFone Assets
         Exhibit D                  --      Form of Consulting Agreements
         Exhibit E                  --      Form of Seller's Counsel Opinion
         Exhibit F                  --      Form of Buyer's Counsel Opinion

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made this 30th day of November, 1999, by and among TYCHO NETWORKS, INC., a Delaware corporation having its principal office at 324 Encinal Street, Santa Cruz, California 95060 ("Tycho"), DSL.NET, INC., a Delaware corporation having its principal office at 545 Long Wharf Drive, New Haven, Connecticut ("DSL"), and LONG WHARF MERGECO, INC., a Delaware corporation and wholly-owned subsidiary of DSL ("MergerCo").

                                    RECITALS:

         WHEREAS, the respective Boards of Directors of DSL, MergerCo and Tycho have approved the merger of MergerCo with and into Tycho (the "Merger") in accordance with the Delaware General Delaware Corporation Law (the "Delaware Corporation Law") upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of Tycho has, in light of and subject to the terms and conditions set forth in this Agreement, determined that the Merger is in the best interests of Tycho and its stockholders, and resolved to approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the "Transactions"), and to recommend approval and adoption by the stockholders of Tycho of this Agreement and the Transactions; and

         WHEREAS, DSL, MergerCo and Tycho desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, DSL, MergerCo and Tycho agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Tycho and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into Tycho, and the separate corporate existence of MergerCo shall thereupon cease, (b) Tycho shall be the surviving corporation in the Merger (sometimes referred to in this Agreement as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of Tycho with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The certificate of incorporation of Tycho (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and the bylaws of Tycho (the "Bylaws") as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation and such Bylaws. The Merger shall have the effects specified in the Delaware Corporation Law.

         1.2 Effective Time. As promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of same, MergerCo and Tycho shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the Delaware Corporation Law. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the applicable filing fee, has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware (the "Effective Time").

         1.3 Closing. The closing of the Merger (the "Closing") shall take place at such time and on a date to be specified by the parties, which shall be no later than November 30, 1999 (the "Closing Date"), at the offices of Day, Berry & Howard LLP, CityPlace I, Hartford, Connecticut 06103, unless another date or place is agreed to by the parties.

         1.4 Directors and Officers. The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of Tycho (the "Tycho Common Stock") or Series A preferred stock, par value $0.001 per share, of Tycho (the "Tycho Preferred Stock") or any shares of capital stock of MergerCo:

         (a) Each share of common stock, par value $.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation following the Merger.

         (b) Each share of Tycho Common Stock issued and outstanding or held in the treasury of Tycho immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange for such shares of Tycho Common Stock. The holders of certificates previously evidencing series of Tycho Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Tycho Common Stock except as provided by law.

         (c) Each share of Tycho Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Tycho and (ii) Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the following consideration (collectively, the "Merger Consideration"), upon surrender and exchange of the Preferred Certificate (as hereinafter defined) representing such shares of Tycho Preferred Stock:

              (1) $0.100 per share, subject to any adjustment required by
Section 3.2 below, payable in cash to the holder of such shares of Tycho preferred stock, without any interest thereon (the "Cash Consideration"); and

              (2) The right to purchase an amount of preferred stock of NewCo (as hereinafter defined), equal to the product of (i) 1.5, times (ii) the remainder of (A) $0.3125 minus (B) the Cash Consideration, which amount is currently estimated to be $0.319, subject to any adjustment required by Section
3.2 below, exercisable upon the closing of the Qualified NewCo Financing (as hereinafter defined) at a price of $0.001 per share for such preferred stock (the "Call Consideration").

         (d) All such shares of Tycho Preferred Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Preferred Certificate previously evidencing such shares shall thereafter represent only the right to receive the applicable Merger Consideration. The holders of Preferred Certificates previously evidencing shares of Tycho Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Tycho Preferred Stock except as otherwise provided in this Agreement or by law and, upon the surrender of Preferred Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Tycho Preferred Stock, the applicable Merger Consideration, without any interest thereon.

         2.2 Stock Options, Warrants and Other Equity Rights.

         (a) Each option (collectively, the "Options") granted under Tycho's 1997 Stock Plan (the "Stock Option Plan"), each outstanding warrant for Tycho Preferred Stock (collectively, the "Warrants") and each other option, warrant, call or other right to subscribe for securities or rights exercisable for or convertible into or exchangeable for, or contracts, commitments or arrangements by which Tycho is or may be required to issue or sell, additional shares of the capital stock of Tycho (collectively, "Equity Rights"), which is outstanding (whether or not exercisable) as of immediately prior to the Effective Time shall, at the Effective Time, be (i) canceled in their entirety or (ii) in the case of those convertible promissory notes listed in the Disclosure Letter, amended to cancel the convertibility features of such promissory notes. Except as set forth in clause (ii) of the preceding sentence, Tycho shall take all actions necessary to ensure that (i) all Options, Warrants and Equity Rights shall terminate and be cancelled as of the Effective Time and thereafter be of no further force or effect and (ii) no Options, Warrants or Equity Rights are granted after the date of this Agreement.

         (b) The Stock Option Plan shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other Equity Right in respect of the capital stock of Tycho or any of its subsidiaries shall be of no further force or effect and shall be deemed to be deleted as of the Effective Time, and no holder of an Option, a Warrant or an Equity Right or any participant in the Stock Option Plan or any other plan, program or arrangement shall have any rights under the Stock Option Plan, or other plan, program or arrangement to acquire any equity securities of Tycho, the Surviving Corporation or any subsidiary of Tycho or the Surviving Corporation.


                                   ARTICLE III

                      PAYMENT FOR SHARES; DISSENTING SHARES

         3.1 Payment for Shares of Tycho Preferred Stock.

         (a) Promptly after the Effective Time, DSL shall mail to each record holder of certificates (the "Preferred Certificates") that immediately prior to the Effective Time represented shares of Tycho Preferred Stock a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Preferred Certificates shall pass, only upon proper delivery of the Preferred Certificates to DSL and instructions for use in surrendering such Preferred Certificates and receiving the Merger Consideration in respect of such shares.

         (b) In effecting the payment of the Merger Consideration with respect to shares of Tycho Preferred Stock represented by Preferred Certificates entitled to payment of the Merger Consideration pursuant to Section 2.1(c) (the "Cashed Shares"), upon the surrender of each such Preferred Certificate, DSL shall promptly pay the holder of such Preferred Certificate (collectively, the "Cashed Stockholders") an amount equal to (i) the Merger Consideration, multiplied by (ii) the number of Cashed Shares, in consideration for such Cashed Shares. Upon such payment, such Preferred Certificate shall forthwith be canceled.

         (c) Until surrendered in accordance with paragraph (b) above, each such Preferred Certificate (other than Preferred Certificates representing (i) shares of Tycho Preferred Stock held in the treasury of Tycho or by any wholly-owned subsidiary of Tycho and (ii) Dissenting Shares) shall represent solely the right to receive the Merger Consideration relating to such Preferred Certificates. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion of the Merger Consideration) is to be delivered to any person other than the person in whose name the Preferred Certificate formerly representing shares of Tycho Preferred Stock surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Preferred Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Tycho Preferred Stock shall pay to DSL any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Preferred Certificate surrendered, or shall establish to the satisfaction of DSL that such tax has been paid or is not applicable.

         (d) No dividends or other distributions with respect to shares of Tycho Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Preferred Certificate with respect to the shares of Tycho Preferred Stock represented by such Preferred Certificate.

         (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Tycho Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Preferred Certificates formerly representing the shares of Tycho Preferred Stock are presented to DSL or the Surviving Corporation, they shall be surrendered and canceled in return for the payment of the Merger Consideration relating to such Preferred Certificates, as provided in this
Article III.

         3.2 Post-Closing Adjustments.

         (a) The estimated Closing Date Liabilities, as defined in Section 11.6, are set forth in the disclosure letter delivered by Tycho to DSL contemporaneously herewith (the "Disclosure Letter"). On the Closing Date, the estimated Closing Date Liabilities and the amount of Cash Consideration set forth in Section 2.1(c) above shall be further adjusted by the parties hereto, to the extent necessary to accurately estimate the Closing Date Liabilities as of the Closing.

         (b) Within forty-five (45) days following the Closing, DSL shall prepare and deliver to the Agent for the Executives (as hereinafter defined) designated pursuant to Section 9.2(h) hereof a statement (the "Closing Statement") showing any required adjustments to the Closing Date Liabilities (the "Closing Statement Adjustments") as of the Closing Date. In the event that DSL and the Agent, using their best efforts, are unable to agree upon the Closing Statement Adjustments within sixty (60) days following the Closing Date, or such additional period as may be agreed upon by them, DSL and the Agent shall submit a list of the disputed issues to a partner of KPMG Peat Marwick (the "Accounting Firm") for resolution. DSL and the Agent shall request that the disputed issues be resolved as promptly as possible by the Accounting Firm. The decision of the Accounting Firm shall be final and binding only as to the determination of the Closing Statement Adjustments provided for in this Section
3.2. The parties agree that the Closing Statement Adjustments shall be prepared solely for the purpose of determining the post-closing adjustments, if any, to the Merger Consideration or to the Employment Agreement Cancellation Payments, as defined in Section 7.12, as the case may be. DSL and the Agent, on behalf of the Executives, shall each pay one-half of the costs and expenses of the Accounting Firm in resolving the disputed issues, if any.

         (c) In the event that the total Closing Date Liabilities set forth on the final Closing Statement are less than the total set forth in the Disclosure Letter, the aggregate Merger Consideration shall be increased by the amount of the difference and shall be promptly paid by DSL to the Cashed Stockholders. In the event that the total Closing

Date Liabilities set forth on the final Closing Statement are greater than the total set forth in the Disclosure Letter, the aggregate Employment Agreement Cancellation Payments shall be reduced by the amount of the excess liabilities; provided, however, that such reduction shall not exceed the aggregate amount of the Executives' Hold Back, as defined in Section 9.2(c), plus the Executives' Offset Amount, as defined in Section 9.2(d).

         (d) If the aggregate Merger Consideration is reduced as a result of the post-closing adjustments, DSL shall be entitled to first retain, from and out of the Executives' Hold Back, the amount of such reduction. If the Merger Consideration is reduced by an amount in excess of the Executives' Hold Back, then DSL shall next be entitled to offset the amount of such excess against the payments due to the Executives pursuant to Section 7.12(c), up to the full amount of the Executives' Offset Amount.

         3.3 Appraisal Rights.

         (a) Notwithstanding anything in this Agreement to the contrary, shares of Tycho Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Tycho Preferred Stock who have demanded and exercised any appraisal rights in the manner provided under the Delaware Corporation Law and, as of the Effective Time, have neither effectively withdrawn nor lost their appraisal rights under the Delaware Corporation Law (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder's appraisal rights under the Delaware Corporation Law. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such appraisal rights, such holder's shares of Tycho Preferred Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

         (b) Tycho shall give DSL prompt notice of any demands received by Tycho for appraisal pursuant to Section 262 of the Delaware Corporation Law, withdrawals of such demands, and any other instruments served pursuant to the Delaware Corporation Law and received by Tycho. Tycho shall not, except with the prior written consent of DSL or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF DSL AND MERGERCO

         DSL and MergerCo hereby jointly and severally represent and warrant to Tycho as follows and acknowledge and confirm that Tycho is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Tycho or on its behalf:

         4.1 Corporate Organization. DSL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly authorized to conduct business as a foreign corporation in the State of Connecticut. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authority for Transaction. The execution and delivery of this Agreement by each of DSL and MergerCo, and the consummation of the Transactions, have been duly and validly authorized by each of DSL and MergerCo by all necessary action, corporate or otherwise. This Agreement is the legal, valid and binding obligation of each of DSL and MergerCo, enforceable against each of DSL and MergerCo in accordance with its terms. Neither the execution and delivery of this Agreement by DSL and MergerCo, nor the performance by DSL and MergerCo of their obligations hereunder, will violate the certificate of incorporation or bylaws of either DSL or MergerCo or will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which DSL or MergerCo is a party or by which either of them or their assets is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to DSL or MergerCo.

         4.3 No Consent. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority (as hereinafter defined) is required on the part of DSL or MergerCo in connection with the execution or delivery of this Agreement or the consummation of the Transactions.

         4.4 Brokerage or Finder's Fees. Neither DSL nor MergerCo has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the Transactions. DSL shall indemnify, defend and hold harmless each of Tycho, the Cashed Stockholders and the Executives, as defined in Section 7.12, from any claim by any broker or finder engaged by DSL for brokers' or finders' fees. Neither DSL nor MergerCo has dealt with any person purporting to act in the capacity of a broker, finder or agent with respect hereto as a result of which any claim for a fee can be made against Tycho or the Cashed Stockholders other than the broker identified by Tycho in the Disclosure Letter.

         4.5 Material Misstatements or Omissions. No representation or warranty by DSL or MergerCo in this Agreement, or any document, statement, certificate or schedule furnished or to be furnished to Tycho by, or on behalf of, DSL or MergerCo pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts not materially misleading.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF TYCHO

         Tycho represents and warrants to each of DSL and MergerCo as follows and acknowledges and confirms that each of DSL and MergerCo is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by DSL or MergerCo or on either of their behalf:

         5.1 Corporate Organization. Tycho is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in the State of California. Tycho has all necessary corporate power and authority to own and use its properties and assets and to operate its business as presently conducted, and Tycho holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

         5.2 Authority for Transaction. The execution and delivery of this Agreement by Tycho, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, except that the consummation of the Merger requires the consent of the Tycho stockholders as set forth in the Disclosure Letter. This Agreement is the legal, valid and binding obligation of Tycho and, with respect to the provisions of Section 9.2 and upon approval by the Tycho stockholders as set forth in the Disclosure Letter, each of the Cashed Stockholders, enforceable against them in accordance with its terms. Neither the execution and delivery of this Agreement by Tycho, nor the performance by Tycho of its obligations hereunder, will violate Tycho's certificate of Incorporation or Bylaws or will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which Tycho is a party or by which it or any of its assets or properties is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to Tycho.

         5.3 No Consent. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Tycho or, to the Knowledge of Tycho, the Cashed Stockholders in connection with the execution or delivery of this Agreement or the consummation of the Transactions.

         5.4 Financial Statements. Tycho has delivered to Buyer its audited financial statements for the period ending December 31, 1998, including the notes thereto, and the unaudited financial statements for the period ended October 31, 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP (as hereinafter defined) consistently applied, except that the unaudited financial statements do not contain the footnotes required by GAAP, and fairly and accurately present the financial condition and results of the operations of Tycho and its business as of the dates and for the periods indicated.

         5.5 Liabilities. To the Knowledge (as hereinafter defined) of Tycho and the Stockholders, Tycho has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those set forth in the Disclosure Letter.

         5.6 Absence of Material Adverse Change. Since October 31, 1999, there has not been with respect to the business of Tycho, nor have any facts come to the attention of Tycho that Tycho or its business will experience, any Material Adverse Change, and no facts have come to the attention of Tycho that any Material Adverse Change has occurred to Tycho.

         5.7 Title to Assets; Leases.

         (a) Tycho has good and marketable title to all assets owned by it, a valid leasehold interest in all assets leased by it, and valid and enforceable rights to use all other assets used by it in connection with its business, in each case, except as set forth in the Disclosure Letter, free and clear of all Liens (as hereinafter defined). The Disclosure Letter sets forth (i) all assets used by Tycho in its business that are not owned or leased by Tycho, (ii) the identity of the owner of such assets and (iii) the nature of the right of Tycho to use such assets.

         (b) The Disclosure Letter lists all leases and lease purchase agreements to which Tycho is a party. Each such agreement is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Tycho, or to the Knowledge of Tycho, any other party thereto, has occurred or will occur upon or in connection with the closing of the Transactions.

         5.8 Accounts Receivable. All accounts receivable of Tycho arose only from bona fide transactions in the ordinary course of Tycho's business. No amount included in the accounts receivable of Tycho as of the Closing Date has been released for an amount less than the value at which it was included or is or will be regarded as unrecoverable in whole or in part, except to the extent there shall have been an appropriate reserve therefor. Such receivables are not subject to any counterclaim, refusal to pay or setoff.

         5.9 Contracts and Commitments. The Disclosure Letter lists all written and oral agreements, contracts, indebtedness, liabilities and other obligations to which Tycho is a party or to which it is bound which (a) are for a term longer than twelve (12) months; (b) involve receipts or expenditures by Tycho greater than Twelve Thousand Five Hundred Dollars ($12,500) in any twelve-month period; (c) involve the mortgage, pledge, grant or creation of a lien or security interest or other encumbrance on any of Tycho's assets; (d) require Tycho to indemnify any other party for any liability; (e) was not entered into in the ordinary course of business; or (f) is otherwise material to Tycho. Copies of such written, and summaries of such oral, agreements, contracts, indebtedness, liabilities and obligations have been delivered to DSL. Each of the contracts or agreements listed in the Disclosure Letter is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Tycho, or to the Knowledge of Tycho, any other party thereto, has occurred. Other than as set forth in the Disclosure Letter, none of such contracts or agreements contain any change-of-control or other provisions that would be triggered by this Agreement or the consummation of the Transactions.

         5.10 Indebtedness. Except as set forth in the Disclosure Letter, Tycho does not have any obligations for money borrowed or owed or under any guarantees and does not have any agreements or arrangements to borrow money or to enter into any such guarantee.

         5.11 Intellectual Property.

         (a) The Disclosure Letter hereto lists all of Tycho's intellectual property, including but not limited to registered and unregistered trademarks, trade names, service marks, certification marks, domain names, copyrights and registration applications for the above, patents and patent applications, and licenses to and from third parties relating to any of the above (the "Intellectual Property").

         (b) Tycho owns or has valid and enforceable license(s) to use all the Intellectual Property and pays no royalty with respect thereto. Each such license is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Tycho, or to the Knowledge of Tycho, any other party thereto, has occurred. Each license which is not a perpetual license is so identified in the Disclosure Letter.

         (c) Tycho employs procedures in the daily operation of its business to maintain the proprietary nature of, and owns and has the right to use, all material trade secrets, including know-how, inventions, designs, processes, computer software and documentation for such software and technical data required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Tycho in connection with its business, free and clear of any Liens, including without limitation, all claims of current and former employees, consultants, officers, directors and stockholders of Tycho.

         5.12 Taxes

         (a) All returns, reports and other forms related to Taxes (as hereinafter defined) required to be filed by Tycho on or before the Closing Date have been filed, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or will become due with respect to the late filing of any such return, report or form. Copies of all such returns, reports and other forms have been delivered by Tycho to DSL. All Taxes due have been paid, provided for in reserves, or properly protested or will be so paid, reserved for or protested by Tycho. No audit of any such return, report or form is pending or, to the Knowledge of Tycho, threatened. Tycho is not a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or, to the Knowledge of Tycho, threatened against Tycho. All deposits required by law to be made by Tycho with respect to employees' withholding taxes have been duly made.

         (b) No Taxes are or will become payable by Tycho as a consequence of the execution, delivery or performance of this Agreement, other than Taxes based upon the net income of the parties. Tycho shall be responsible for and shall promptly pay any such Taxes which become payable with respect thereto.

         (c) As used in this Agreement, "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, imposts, customs duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

         5.13 Litigation. Other than as set forth in the Disclosure Letter, there is no action, suit, grievance or proceeding pending or, to the Knowledge of Tycho, threatened against Tycho at law, in equity, by way of arbitration or before any governmental or quasi-governmental department, commission, board or agency. To the Knowledge of Tycho, there are no existing facts or conditions which are likely to give rise to any charge, claim, litigation, proceeding or investigation by any third party that, if resolved adversely to Tycho, would have a Material Adverse Effect on Tycho, nor are there any facts or conditions which are likely to give rise to any order of condemnation, appropriation or other taking of any of Tycho's material assets.

         5.14 Labor and Employee Relations. Other than as set forth in the Disclosure Letter, no current officer or employee of Tycho ("Employee") is a party to any employment agreement or union or collective bargaining agreement, and no union has been certified or recognized as the collective bargaining representative of any of such Employees or has attempted to engage in negotiations with Tycho regarding terms and conditions of employment. No unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending. To the Knowledge of Tycho, there are no current or threatened attempts to organize or establish any labor union to represent any Employees. Tycho is in compliance in all material respects with all requirements of federal, state and local laws (including the common laws) and regulations governing employment relationships, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending or, to the Knowledge of Tycho, have been threatened. No Employee has given any notice or, to the Knowledge of Tycho, made any threat or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with Tycho. Prior to the Effective Time, Tycho shall terminate or cause to be terminated all employment agreements set forth in the Disclosure Letter (the "Employment Agreements") and as of the Closing Date, subject to the provisions of Section 7.7 below, all Employees shall be terminable at will by the Surviving Corporation.

         5.15 Employee Benefit Plans. All of the employee benefit plans (as defined in Section 3(3) of ERISA (as hereinafter defined)), multi-employer plans (as defined in Section 4001(a)(3) of ERISA), and compensation programs and employment arrangements which are maintained, or contributed to, by Tycho for the Employees are listed in the Disclosure Letter ("Employee Benefit Plans"). All obligations of Tycho to contribute to such Employee Benefit Plans on behalf of Employees for the calendar years prior to 1999 have been satisfied, and all obligations of Tycho to contribute to such plans on behalf of Employees for the most recent period ending on the Closing Date will be satisfied by Tycho. Tycho does not maintain or sponsor, and is not required to make contributions to, any written or oral pension, profit sharing, thrift, deferred compensation, bonus, incentive, stock purchase, severance, hospitalization, insurance or other similar plan, agreement or arrangement relating to employee benefits for any Employee or to former employees of Tycho. To the Knowledge of Tycho, the Employee Benefit Plans in all material respects conform to and have been administered in compliance with their terms and applicable laws and regulations (including, but not limited to, ERISA), and no condition exists with respect to any Employee Benefit Plan that could have a Material Adverse Effect on Tycho, DSL or MergerCo.

         5.16 Compliance with Laws. Tycho has in all material respects duly complied with all applicable laws, rules, regulations and orders of federal, state and local governments, including, but not limited to, Environmental Laws (as hereinafter defined), and Tycho is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator, and to the Knowledge of Tycho, no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder has occurred or will occur as a result of the Transactions.

         5.17 Environmental Matters.

         (a) All facilities and property whether currently or heretofore owned, operated or leased by Tycho (including facilities or properties subleased to a third party) were, during any period of ownership, operation or leasing (including subleasing to a third party) by Tycho, and, to the extent currently owned, operated or leased by Tycho, continue to be, in compliance in all material respects with all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, guidelines or any binding determinations of any federal, state or local governmental agency (including consent decrees and administrative orders) relating to protection of the environment or public or worker health and safety (collectively, "Environmental Laws").

         (b) Except as set forth in the Disclosure Letter, (i) Tycho's past and present operations have complied and are in compliance in all material respects with all applicable Environmental Laws; (ii) Tycho has obtained all environmental, health and safety governmental permits required for the operation of its business, and all such governmental permits are in good standing and Tycho is in compliance with all material terms and conditions of such permits; (iii) none of Tycho, nor any of Tycho's properties or its past or present operations, is subject to any ongoing investigation by, order from or agreement with any person (including, without limitation, any prior owner or operator of Tycho property) respecting
(A) any Environmental Laws, (B) any remedial action or (C) any claim of losses and expenses arising from the release or threatened release of a contaminant into the environment; and (iv) Tycho is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Laws.

         (c) To the Knowledge of Tycho, Tycho is not subject to the environmental liabilities of any third party, whether by contractual agreement or operation of law.

         5.18 Land Use. The past and current use by Tycho of 324 Encinal Street, Santa Cruz, California 95060 and each other location where Tycho maintains an office (the "Premises") complies in all material respects with and in no material way violates, (a) any applicable statute, law, regulation, rule, ordinance or order of any kind whatsoever (including, without being limited to, any building, fire, subdivision and zoning statute, law, code, ordinance, rule, regulation, approval or order, or urban redevelopment plan or other governmental or quasi-governmental requirement) affecting the Premises or any part thereof,
(b) any building or occupancy permit, (c) any condition, easement, right-of-way, covenant, agreement or restriction of record affecting or otherwise relating to the Premises, or (d) any material term or provision of any lease. No current use by Tycho of the Premises is dependent on a nonconforming use or other governmental approval, license or permit the absence of which would materially limit Tycho or its business as currently operated. There is no pending or, to the Knowledge of Tycho, threatened condemnation of all or any part of the Premises. There are no occupancy rights (written or oral), leases or tenancies presently affecting the Premises, other than as set forth in the Disclosure Letter.

         5.19 Joint Ventures. Tycho is not a participant, as a partner or otherwise, in any joint venture or common or pooled risk business enterprises.

         5.20 Insurance. Tycho and all of its assets and properties are covered by such fire, casualty, environmental liability and other insurance policies issued by reputable insurers as are customarily obtained to cover comparable assets and properties by businesses in the region in which Tycho and its assets and properties are located, in amounts, scope and coverage which are reasonable in light of existing conditions. There are no outstanding written requirements or written recommendations by any insurance company that issued a policy to Tycho, by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Authority requiring or recommending any repairs or other work to be done on or with respect to any of Tycho's material assets or requiring or recommending any equipment or facilities to be installed on or in connection with any of Tycho's assets.

         5.21 Books and Records. The books of account and other financial and corporate records of Tycho, as presented to DSL, are complete and correct in all material respects and are maintained in accordance with good business practices.

         5.22 Powers of Attorney. No person has any power of attorney to act on behalf of Tycho other than such powers to so act as normally pertain to the officers of Tycho.

         5.23 No Guarantees. None of the obligations or liabilities of Tycho is guaranteed by or subject to a similar contingent obligation of any other person.

         5.24 Brokerage and Finder's Fees. Other than as set forth in the Disclosure Letter, Tycho has not employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the Transactions. Tycho has not dealt with any other person purporting to act in the capacity of a broker, finder or agent with respect hereto as a result of which any claim for a fee can be made against DSL or MergerCo. Tycho and each of the Cashed Stockholders shall indemnify, defend and hold harmless each of DSL and MergerCo from any claim for brokers' or finders' fees from such brokers, and Tycho shall pay and fully discharge all obligations to the broker set forth in the Disclosure Letter at or prior to the Closing.

         5.25 Material Misstatements or Omissions. No representation or warranty by Tycho in this Agreement, or any document, statement, certificate or schedule furnished or to be furnished to DSL or MergerCo by Tycho, or on behalf of Tycho pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts contained therein not materially misleading.

         5.26 Year 2000 Compatibility. Except as and to the extent described in the Disclosure Letter, all computer-based systems and equipment containing embedded computer chips (the "Systems") used by Tycho in the operation of its business are "Millennium Compliant" (as hereinafter defined). For purposes of this Agreement, "Millennium Compliant" means:

         (i) the functions, calculations and other computing processes of the Systems (collectively, "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the system, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

         (ii) each System accepts, calculates, compares, sorts, extracts, stores, sequences and otherwise processes date inputs and date values, and returns and displays date values in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000; and

         (iii) each System will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the system, whether before, on or after January 1, 2000.

         5.27 Company Subsidiaries.

         (a) The Disclosure Letter sets forth a complete and accurate list of all subsidiaries of Tycho together with their respective jurisdictions of incorporation or organization. Each subsidiary of Tycho is wholly-owned, directly or in-directly, by Tycho. All of the outstanding shares of capital stock of the subsidiaries of Tycho that are corporations are validly issued, fully paid and nonassessable. Except as set forth in the Disclosure Letter, as of the Closing Date, all of the outstanding shares of capital stock of, or other ownership interests in, each of Tycho's subsidiaries are owned by Tycho or by a wholly-owned subsidiary of Tycho in all cases free and clear of any Liens, claims, charges or encumbrances. No subsidiary of Tycho has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating such subsidiary to issue, transfer or sell any of its securities.

         (b) Except for Tycho's subsidiaries, subject to the provisions of
Section 7.9 below, Tycho does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, and (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprises.

         5.28 Capitalization.

         (a) As of the Closing Date, the authorized capital stock of Tycho consists of 6,450,000 shares of preferred stock, par value $0.001 per share, all of which shares have been designated as Series A preferred stock; and 13,550,000 shares of Tycho Common Stock. As of the date of this Agreement, there are, and as of the Closing Date, there will be:

         (i) 6,025,728 shares of Tycho Preferred Stock issued and outstanding;
         and

         (ii) 3,597,500 shares of Tycho Common Stock issued and outstanding.

Such shares constitute, and as of the Closing Date will constitute, all of the issued and outstanding shares of capital stock of Tycho.

         (b) All outstanding shares of capital stock of Tycho have been duly authorized by all necessary corporate action, have been validly issued and are fully paid and nonassessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of authorized capital stock of Tycho are as set forth in the Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. The Disclosure Letter provides an accurate list of (A) all stockholders owning the issued and outstanding Tycho Preferred Stock and Tycho Common Stock, together with the number held by each, and (B) all of the holders of Options, Warrants and Equity Rights, together with the number held by each.

         (c) As of the Effective Time, there will be no outstanding securities convertible into or exchangeable for capital stock of Tycho or Options, Warrants or other rights to purchase or subscribe for capital stock of Tycho, or any of Tycho's subsidiaries, or contracts, commitments, agreements, understandings or arrangements of any kind to which Tycho or any of Tycho's subsidiaries is a party relating to the issuance of any capital stock of Tycho or any of Tycho's subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 Conduct of Business by Tycho. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, Tycho shall, and shall cause each of Tycho's subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date of this Agreement (for the term provided in such contracts), and renew such contracts that become due for renewal in the ordinary course of business. Without limiting the generality of the foregoing, neither Tycho nor any of Tycho's subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the Transactions or to the extent that DSL or MergerCo shall otherwise consent in writing):

         (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination of the foregoing) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights);

         (c) other than the TyFone Divestiture (described below), acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material (in relation to the total amount of the assets in the category of assets acquired or disposed of) to Tycho or any of Tycho's subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date of this Agreement;

         (d) (i) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material Lien thereupon, in each case other than in the ordinary course of business consistent with prior practice or (ii) incur any short-term indebtedness for borrowed money, except, in each such case, pursuant to credit facilities in existence on the date of this Agreement;

         (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Transactions;

         (f) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to DSL and MergerCo prior to any such change);

         (g) except as required by law or as otherwise required pursuant to this Agreement, (i) enter into, adopt, amend or terminate any Employee Benefit Plan,
(ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between Tycho or any of Tycho's subsidiaries and one or more of their directors or officers, or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Benefit Plan or arrangement as in effect as of the date of this Agreement;

         (h) adopt any amendments to the Certificate of Incorporation or Bylaws, except as expressly provided by the terms of this Agreement;

         (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (j) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises or litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $10,000; or

         (k) enter into an agreement to take any of the foregoing actions.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 Stockholders' Consent.

         (a) Tycho, acting through Tycho's Board of Directors, shall, in accordance with applicable law:

         (i) use its best efforts to obtain the necessary approval of this Agreement and the Transactions by its stockholders; and

         (ii) recommend that the stockholders of Tycho vote in favor of the approval of this Agreement and the Transactions.

         7.2 Additional Agreements. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which Tycho or any subsidiary of Tycho is a party or by which any of their respective properties or assets are bound, and to cause any Liens encumbering the assets set forth on Exhibit C hereto (other than any Lien in favor of DSL) to be terminated within a reasonable time after the Closing.

         7.3 Fees and Expenses. Except as set forth in Sections 9.2(e) and 10.2 of this Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

         7.4 No Solicitations; Bridge Notes.

         (a) From the date of this Agreement, neither Tycho nor any of its directors, stockholders or advisors shall, directly or indirectly, entertain or solicit any indication of interest in or proposal involving, or agree to consummate, any sale, transfer, merger or recapitalization of Tycho or any securities of Tycho or, in connection with any such indication of interest, proposal or transaction, consider or respond to any inquiry or cooperate with or furnish or cause to be furnished to any person any information concerning Tycho. Tycho will immediately advise DSL if any such indication or proposal is received.

         (b) The parties acknowledge that, in consideration of the non-solicitation covenant described in this Section 7.4, DSL has heretofore provided to Tycho a bridge loan in the principal amount of $250,000, evidenced by a secured promissory note dated November 4, 1999 payable by Tycho to DSL (the "Tycho Bridge Note"). Immediately prior to the Closing, Tycho, in its sole discretion, shall (i) satisfy and repay in full its obligations under the Tycho Bridge Note or (ii) request DSL to cancel and surrender, and DSL shall so cancel and surrender, the Tycho Bridge Note in exchange for a secured, convertible promissory note, in substantially the form attached hereto as Exhibit A-1, payable to DSL from NewCo, as defined in Section 7.9, in the aggregate principal amount of $250,000 (the "NewCo Bridge Note"). The NewCo Bridge Note shall be converted into preferred stock of NewCo in connection with the Qualified NewCo

Financing, as more fully described in the NewCo Bridge Note, provided such Qualified NewCo Financing shall occur on or before December 31, 2000. In the event that a Qualified NewCo Financing shall occur after December 31, 2000 but on or before March 31, 2001, DSL shall have the option to convert the NewCo Bridge Note into preferred stock of NewCo in connection with the Qualified NewCo Financing. If the NewCo Bridge Note is not so converted, it shall be due and payable on March 31, 2001.

         (c) In the event that this Agreement is terminated pursuant to Section 10.1(a), (b), or (d), and Tycho agrees to any proposal with a third party regarding a merger, consolidation or other business combination, or the acquisition of all or substantially all of the capital stock or all or substantially all of the assets of Tycho, within three (3) months of such termination of this Agreement, Tycho shall (i) reimburse DSL for all actual expenses incurred in connection with the negotiation of the Transactions and the preparation of this Agreement and the other documents, agreements and instruments in connection therewith, including but not limited to reasonable attorneys' fees, such reimbursement not to exceed $125,000, and (ii) satisfy and repay in full its obligations under the Tycho Bridge Note.

         7.5 Access to Information. From the date of this Agreement until the Effective Time, Tycho shall, and shall cause each of Tycho's subsidiaries and each of Tycho's and Tycho's subsidiaries' officers, employees and agents to, afford to DSL and to the officers, employees and agents of DSL complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish DSL such financial, operating and other data and information as DSL may reasonably request.

         7.6 Public Announcements. Any public announcement with respect to this Agreement, the proposed Merger or the consummation of the Merger shall be made only with the prior approval of DSL.

         7.7 Employee Benefit Arrangements.

         (a) DSL shall cause the Surviving Corporation to offer employment to each of Tycho's employees listed in the Disclosure Letter other than David R. Bernstein, Stephen L. Diamond and Andres Carvallo, at a salary equal to or in excess of such employee's salary as set forth in the Disclosure Letter. Each employee who accepts employment with the Surviving Corporation shall be eligible to participate in DSL's standard employee programs and plans, including but not limited to any employee benefit and welfare plans, insurance and pension plans, stock option plans and stock purchase plans currently maintained or provided by DSL, to the extent permitted by such plans.

         (b) DSL agrees to pay to all non-Executive employees listed in the Disclosure Letter who accept employment with the Surviving Corporation and continue in the employ of the Surviving Corporation through the expiration of the Transition Period, a retention bonus in the amount of twenty-five percent (25%) of the greater of (i) such employee's annual salary as of November 1, 1999 or (ii) such employee's annual salary upon the expiration of the Transition Period (the "Retention Bonus"). Any such employee who is (A) terminated without "cause" or (B) "constructively" terminated prior to the expiration of the Transition Period, in each case as defined in the Retention Bonus Agreements described in Section 7.7(c) below, shall be entitled to payment of the Retention Bonus.

         (c) Upon the Closing Date, DSL shall execute and deliver to each non-Executive employee listed in the Disclosure Letter who accepts employment with the Surviving Corporation a written agreement, in substantially the form attached hereto as Exhibit B, conveying to each such employee the rights set forth above in this Section 7.7 (the "Retention Bonus Agreements").

         7.8 Notification. Each of Tycho and DSL shall, after obtaining knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth in this Agreement, or in the case of Tycho that would reasonably be expected to constitute or result in a Material Adverse Effect to such party, notify the other parties in writing of such fact or event with reasonable promptness.

         7.9 TyFone Divestiture. Prior to the Closing Date, Tycho shall organize a new corporation by the name of TeleStruct Corporation under the laws of the State of Delaware ("NewCo") and transfer to NewCo the TyFone Business Plan and those assets set forth on Exhibit C hereto (the "TyFone Divestiture"). The initial directors of NewCo shall be David Bernstein, Andres Carvallo and Stephen
L. Diamond. The initial President shall be David Bernstein, the initial Treasurer shall be Andres Carvallo and the initial Secretary shall be Stephen L. Diamond. The consideration payable by NewCo to Tycho for the assets acquired in the TyFone Divestiture shall consist of one dollar ($1.00) and certain rights to acquire preferred stock of NewCo in the Qualified NewCo Financing, including without limitation the aggregate Call Consideration, the NewCo Severance Note and the NewCo Bridge Loan Note. During the Transition Period, DSL shall provide to Messrs. Bernstein and Diamond reasonably sufficient office space and internet access at the premises of the Surviving Corporation located at 324 Encinal Street, Santa Cruz, California to enable NewCo to implement the TyFone Business Plan. Messrs. Bernstein and Diamond shall be required to abide by DSL's employee codes of conduct, internet use policies and other policies generally applicable to employees of DSL and other persons using DSL facilities during the period that such individuals are located at such premises.

         7.10 Consulting Agreements. At the Closing, each of David R. Bernstein and Stephen L. Diamond shall enter into consulting agreements with the Surviving Corporation in substantially the form attached hereto as Exhibit D (the "Consulting Agreements").

         7.11 [Intentionally omitted].

         7.12 Severance Obligations. The parties acknowledge that Tycho possess certain contingent liabilities under its current employment agreements (the "Executive

Employment Agreements") with those executive employees listed in the Disclosure Letter (the "Executives") relating to the severance payment and other provisions of such Executive Employment Agreements (collectively, the "Severance Obligations"), which DSL will require to be discharged and satisfied effective as of the Closing. The parties agree that the Severance Obligations will be discharged and satisfied as set forth below, in consideration for the payment to the Executives of an aggregate of $809,500, as set forth in the Disclosure Letter (the amount payable to each Executive, an "Employment Agreement Cancellation Payment" and, collectively, the "Employment Agreement Cancellation Payments") in the following manner:

         (a) Prior to the Closing Date, Tycho and each of the Executives shall enter into an Employment Agreement Cancellation Agreement (collectively, the "Employment Agreement Cancellation Agreements"). The Employment Agreement Cancellation Agreements shall provide for the payment to the Executives, subject to applicable withholding requirements, (i) at the Closing, of an amount equal to the difference between (A) the amount set forth in the Disclosure Letter, minus (B) the product of (1) the Executive's Allocated Share, as defined in the Disclosure Letter, times (2) the Executives' Hold Back, (ii) upon expiration of the Hold Back Period, the full amount of the Executive's allocable Share of the Executives' Hold Back that is not subject to claims made under Section 3.2 and/or Section 9.2 hereof, and (iii) upon the expiration of the Transition Period, as defined in Section 11.6, the remaining amount of the Employment Agreement Cancellation Payment, as set forth in the Disclosure Letter, minus any portion of the Executives' Offset Amount that is subject to claims made under
Section 3.2 and/or Section 9.2 hereof. It is understood and agreed that the amount of the Employment Agreement Cancellation Payments to be paid at the Closing and the amount of the Executives' Hold Back, plus applicable FICA contributions relating to such amounts, will be included in the Closing Date Liabilities set forth in the Disclosure Letter.

         (b) The Employment Agreement Cancellation Agreements shall also provide for the agreement by the Executives to the application of the Executives' Hold Back and the Executives' Offset Amount to satisfy (i) the indemnification obligations of the Executives as set forth in Section 9.2, and (ii) obligations of the Executives to contribute to the reduction of the Merger Consideration, as set forth in Section 3.2(d) hereto.

         (c) Effective upon the Closing, DSL shall assume the obligation to pay to the Executives the remaining amount of the Employment Agreement Cancellation Payments, as set forth in the Disclosure Letter, upon the expiration of the Transition Period, plus applicable FICA contributions relating to such amount, but subject to the right of offset as set forth in Section 9.2(d), in consideration for the issuance to DSL by NewCo of a secured, convertible promissory note of NewCo in the principal amount of $451,000, in substantially the form attached hereto as Exhibit B-2 (the "NewCo Severance Note"), which note shall be converted into preferred stock of NewCo in connection with the Qualified NewCo Financing, as more fully described in the NewCo Severance Note, provided such Qualified NewCo Financing shall occur on or before December 31, 2000. In the event that a Qualified NewCo Financing shall occur after December 31, 2000 but on or before March 31, 2001, DSL shall have the option to convert the NewCo Severance Note into preferred stock of NewCo in connection with the Qualified NewCo Financing.

If the NewCo Severance Note is not so converted, it shall be due and payable on March 31, 2001.

         (d) The Employment Agreement Cancellation Agreements shall provide that, in consideration for the Employment Agreement Cancellation Payments described above, effective as of the Closing each term and provision of the Executive Employment Agreements shall be cancelled, discharged and of no further force or effect.

         (e) Each Executive shall be responsible to bear fifty percent (50%) of any FICA contributions owed by Tycho or assumed by DSL as a result of the Employment Agreement Cancellation Payment to such Executive provided for in
Section 7.12(c) and DSL shall be entitled to offset an amount equal to fifty percent (50%) of such contributions from such Employment Agreement Cancellation Payments, in each case net of any FICA contribution Tycho or DSL would otherwise be obligated to make on behalf of such Executive during the taxable year in which such contribution is paid.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

         8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

         (a) Stockholder Approval. This Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of Tycho to the extent required by the Delaware Corporation Law and the Certificate of Incorporation.

         (b) Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

         (c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

         8.2 Conditions to Obligations of DSL and MergerCo. The obligations of DSL and MergerCo to effect the Merger are further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Tycho set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date) as of the Closing Date as though made on and as of the Closing Date, and DSL shall have received a certificate to such effect signed on behalf of Tycho by its chief executive officer.

         (b) Performance and Obligations of Tycho. Tycho shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Articles 6 and 7 of this Agreement and shall have paid the fees and expenses described in Section 7.3 (other than the legal fees and expenses of Pillsbury, Madison & Sutro LLP to the extent set forth in the Disclosure Letter which shall be paid by DSL on Tycho's behalf by wire transfer on the Closing Date).

         (c) Consents, Etc. Any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board, other regulatory body or other third party required to be made or obtained by Tycho or its stockholders or any of Tycho's subsidiaries or Affiliates in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not reasonably be expected to have a material adverse effect on Tycho or its business as presently conducted.

         (d) No Injunction. There shall not have been entered any order in any action or proceeding by any state or Federal government or by any Governmental Authority which prohibits or limits the ownership or operation by Tycho (or any of Tycho's subsidiaries) of any portion of Tycho or Tycho's subsidiaries' business, properties or assets which is material to Tycho and Tycho's subsidiaries as a whole, or compels Tycho (or any subsidiary of Tycho) to dispose of or hold separate any portion of Tycho or Tycho's subsidiaries' business, properties or assets which is material to Tycho and Tycho's subsidiaries as a whole.

         (e) Material Adverse Change. There shall not have occurred any Material Adverse Change concerning Tycho and Tycho's subsidiaries taken as a whole.

         (f) Resignations. Each of the directors and officers of Tycho shall have delivered his or her resignation from such positions to DSL as of the Closing Date.

         (g) TyFone Divestiture. Tycho shall have completed the TyFone Divestiture in substantially the manner set forth in Section 7.9 herein.

         (h) Options, Etc. The Options, Warrants and Equity Rights shall have been surrendered to, and canceled by, Tycho. The Stock Option Plan shall have been terminated.

         (i) Opinion of Counsel. Tycho shall have delivered an opinion of its counsel in substantially the form attached hereto as Exhibit E.

         (j) Consulting and Employment Agreement Cancellation Agreements. Tycho shall have (i) delivered to DSL the Consulting Agreements and (ii) cancelled the Employment Agreements. The Severance Obligations shall have been amended in accordance with Section 7.12 herein.

         (k) Termination of Investor Rights Agreement. The Investor Rights Agreement dated June 17, 1998, as amended, between Tycho and certain of its stockholders shall have been terminated.

         (l) Supermajority Stockholder Vote. Holders of not less than 90% of the outstanding shares of each of the Tycho Common Stock and the Tycho Preferred Stock shall have approved the Merger and the consummation of the transactions contemplated by this Agreement.

         8.3 Conditions to Obligations of Tycho. The obligation of Tycho to effect the Merger is further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of DSL and MergerCo set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date) as of the Closing Date as though made on and as of the Closing Date, and Tycho shall have received a certificate to such effect signed on behalf of DSL by its Chief Financial Officer and on behalf of MergerCo by its chief executive officer.

         (b) Performance of Obligations of DSL and MergerCo. Each of DSL and MergerCo shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in
Article 7 of this Agreement.

         (c) Opinion of Counsel. DSL shall have delivered an opinion of its counsel in substantially the form attached hereto as Exhibit F.

         (d) Consulting, Employment and Severance Agreements. DSL shall have (i) executed and delivered to Messrs. Bernstein and Diamond the Consulting Agreements, (ii) executed and delivered to each of the non-Executive employees listed in the Disclosure Letter who accept employment with the Surviving Corporation the Retention Bonus Agreements and (iii) assumed or guaranteed the obligations of Tycho under the Employment Agreement Cancellation Agreements in accordance with Section 7.12 herein.


                                   ARTICLE IX

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         9.1 Survival of Representations and Warranties. The representations and warranties set forth in Sections 5.12 and 5.17 herein shall survive the Merger until the expiration of the applicable statutes of limitation. All other representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of ninety (90) days following the Effective Time.

         9.2 Indemnification.

         (a) Agreement to Indemnify. By their approval of this Agreement, the Cashed Stockholders, jointly but not severally, and by their execution of the Employment Agreement Cancellation Agreements, the Executives, jointly but not severally (in each case subject to the limitations set forth below), agree to indemnify and hold DSL and its Affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses"), incurred by DSL or its Affiliates as a result of any inaccuracy or breach of a representation or warranty contained in Article V herein, or any failure by Tycho to perform or comply with any covenant contained herein required to be performed by it on or before the Closing.

         (b) Expiration of Indemnification. The indemnification obligations of the Cashed Stockholders and the Executives under paragraph (a) above shall terminate ninety (90) days following the Effective Time, but shall not terminate as to any Loss (or a potential claim by an appropriate party) (i) asserted in good faith in writing prior to such date, or (ii) as a result of any inaccuracy or breach of any of the representations and warranties contained (A) in Section
5.12 herein with respect to which such indemnification obligations shall terminate upon the expiration of the applicable statute of limitations, or (B)
Section 5.17 herein with respect to which such indemnification obligations shall terminate upon the seventh anniversary of the Closing Date.

         (c) Hold Back. As security for the indemnity provided for in paragraph
(a) above, DSL shall transfer to and hold in a segregated trust account $200,000 of the Employment Agreement Cancellation Payments described in Section 7.12(a) (the "Executives' Hold Back"), for a period of ninety (90) days following the Effective Time (the "Hold Back Period"), plus such additional period of time that any claim validly delivered to Agent prior to the end of the Hold Back Period by DSL for indemnity pursuant to this Section 9.2 shall remain unresolved. Upon compliance with and subject to the limitations under the terms hereof, DSL shall be entitled to obtain indemnity from the Executives' Hold Back for all Losses incurred by DSL or its Affiliates as a result of any inaccuracy, breach or failure set forth in paragraph (a) above.

         (d) Offset. As further security for the indemnity provided for in paragraph (a) above, DSL shall be entitled to offset an aggregate amount of $50,000 from the Employment Agreement Cancellation Payments payable by DSL to the Executives as set forth in Section 7.12(c) (the "Executives' Offset Amount"). Such right of offset shall continue during the Hold Back Period, plus such additional period of time that any claim validly delivered to the Agent prior to the end of the Hold Back Period by DSL for indemnity pursuant to this
Section 9.2 shall remain unresolved. Upon compliance with and subject to the limitations under the terms hereof, DSL shall be entitled to obtain indemnity by resort to the Executives' Offset Amount for all Losses incurred by DSL or its affiliates as a result of any inaccuracy, breach or failure set forth in paragraph (a) above.

         (e) Claims Upon Executives' Hold Back or Executives' Offset Amount. In the event that DSL wishes to obtain indemnity from the Executives' Hold Back or the Executives' Offset Amount, DSL shall deliver to the Agent designated pursuant to Section 9.2(h) hereof, on or before the last day of the Hold Back Period, a certificate signed by an officer of DSL (an "Officer's Certificate") specifying in reasonable detail the individual items of Loss included in the request for indemnity and the nature of the misrepresentation, breach of warranty or claim to which such item is related.

         (f) Resolution of Conflicts; Arbitration. At the time of delivery of any Officer's Certificate to the Agent, and for a period of ten (10) days after such delivery, the Agent may object to the claim made in the Officer's Certificate in a written statement delivered to DSL. If the Agent shall so object to the claim, the Agent and DSL shall attempt in good faith to agree upon the rights of the respective parties with respect to such claim. If no such agreement can be reached after good faith negotiation, either DSL or the Agent may demand arbitration of the matter, and in such event the matter shall be settled by arbitration conducted by three arbitrators. DSL and the Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and DSL shall be required to act in accordance with such decision and make or withhold payments out of the Executives' Hold Back or the Executives' Offset Amount in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New Haven, Connecticut under the rules then in effect of the American Arbitration Association. In any arbitration hereunder in which any claims or the amount thereof stated in the Officer's Certificate is at issue, DSL shall be deemed to be the non-prevailing party in the event that the arbitrators award DSL one-half (1/2) or less of the disputed amount; otherwise, the Executives shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, incurred by the other party to the arbitration.

         (g) Distribution of Executives' Hold Back Upon Termination of Hold Back Period. Promptly following termination of the Hold Back Period, DSL shall deliver to the Executives their respective amounts of the Executives' Hold Back, minus any amounts retained by DSL pursuant to Section 3.2 hereof and any amount subject to an unresolved claim pursuant to Section 9.2(e) above.

         (h) Agent of the Executives; Power of Attorney. In the event that the Merger is approved by the vote of Tycho's stockholders, effective upon such vote, and without further act of any Executive, Matthew Kaufman (the "Agent") shall be constituted and appointed as agent and attorney-in-fact for the Executives, for and on behalf of the Executives, to give and receive notices and communications, to authorize any indemnity of DSL from the Executives' Hold Back or the Executives' Offset Amount in satisfaction of claims by DSL, to object to such indemnity, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing. Such agency may be changed by the Executives from time to time upon not less than ten (10) days prior written notice to DSL; provided that the Agent may not be removed unless a majority of the Executives agree to such removal and to the identity of the substituted Agent. No bond shall be required of the Agent, and the Agent shall receive no compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the Executives.

         (i) Indemnification of the Agent. The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The Executives shall jointly and severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the Executives, and shall be final, binding and conclusive upon each of the Executives, and DSL may rely upon any decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each and all of the Executives. DSL is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Agent.

         (j) Third Party Claims. In the event DSL becomes aware of a third-party claim which DSL believes may result in a demand against the Executives' Hold Back or the Executives' Offset Amount, DSL shall notify the Agent of such claim, and the Agent and the Executives shall be entitled, at their expense, to participate in any defense of such claim. DSL shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Agent, which consent shall not be unreasonably withheld, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of liability of the Executives. In the event that the Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Executives' Hold Back or the Executives' Offset Amount, the Agent shall have no power or authority to object to the amount of any claim by DSL against the Executives' Hold Back or the Executives' Offset Amount for indemnity with respect to such settlement.

         (k) Apportionment of Liability; Maximum Liability. The liability of the Cashed Stockholders for any indemnification to which DSL may be entitled shall be apportioned among the Cashed Stockholders in proportion to the amount of Merger Consideration paid to each of them at the Closing. The liability of the Executives for any indemnification to which DSL may be entitled shall be apportioned among the Executives in accordance with the Executive's Allocated Share. Except as provided in paragraph (l) below, the total liability of the Executives shall not exceed the Executives'

Hold Back plus the Executives' Offset Amount. Other than as set forth in paragraph (l) below, DSL agrees that it will look solely to the Executives' Hold Back and the Executives' Offset Amount for the satisfaction of its claims under the indemnity provided herein and agrees that no Cashed Stockholder shall be personally liable with respect to such claims, and that no Executive shall be personally liable with respect to such claims beyond the interest of such Executive in the Executives' Hold Back and the Executives' Offset Amount. Notwithstanding anything to the contrary in this Article IX, to the extent that DSL acquires any amounts of the Executives' Hold Back and the Executives' Offset Amount pursuant to the exercise of its rights under this section 9.2, the Executives shall not have any rights of contribution from or against the Cashed Stockholders, or any of them.

         (l) Remedies. Except as otherwise provided in this paragraph (l), resort to the Executives' Hold Back and the Executives' Offset Amount shall be the sole and exclusive remedy of DSL for any breaches by Tycho of its representations, warranties and covenants set forth in this Agreement. The existence of this Section 9.2 and of the rights and restrictions set forth herein do not apply to, nor limit any other potential remedies of DSL with respect to, (i) breaches of any representation or warranty set forth in Sections
5.12 or 5.17, or (ii) any fraudulent misrepresentations or fraudulent breaches of any of the representations and warranties made in Article V hereof. In the event DSL or its Affiliates incur any Losses by reason of breaches of any representation or warranty set forth in Sections 5.12 or 5.17 or any fraudulent misrepresentations or fraudulent breaches of any of the representations or warranties made in Article V hereof, DSL agrees that (A) DSL will first resort to the Executives' Hold Back and the Executives' Offset Amount, until such amounts are exhausted, prior to seeking further indemnification from the Cashed Stockholders or the Executives, and (B) subject to the foregoing (i.e., without prejudice to DSL's rights to resort to the full Executives' Hold Back and the Executives' Offset Amount), DSL shall apportion all such Losses on a pro rata basis between, on the one hand, the Executives as a group and, on the other hand, the Cashed Stockholders as a group. For purposes of clause (B) above, the pro rata portion of the Executives shall mean the ratio consisting of the aggregate Employment Agreement Cancellation Payments payable to the Executives, divided by the sum of the aggregate Employment Agreement Cancellation Payments and aggregate Cash Consideration (which pro rata portion shall be reduced by all amounts of Executives' Hold Back and Executives' Offset Amount actually received by DSL pursuant to the exercise of its indemnity rights), and the pro rata portion of the Cashed Stockholders shall mean the ratio consisting of the aggregate Cash Consideration payable to the Cashed Stockholders, divided by the sum of the aggregate Employment Agreement Cancellation Payments and aggregate Cash Consideration. Notwithstanding anything to the contrary set forth herein, it is understood and agreed that the maximum liability of any Cashed Stockholder or Executive for any Losses incurred by DSL or its Affiliates by reason of breaches of any representation or warranty set forth in Section 5.12 or 5.17, or fraudulent misrepresentations or fraudulent breaches of any of the representations and warranties made in Article V shall be limited to (1) in the case of a Cashed Stockholder, such Cashed Stockholder's proportional amount of the Cash Consideration, and (2) in the case of an Executive, the Employment Agreement Cancellation Payment received or scheduled to be received by such Executive, except in either case to the extent any such

Loss is directly attributable to a fraudulent misrepresentation or fraudulent breach of representation and warranty by such Cashed Stockholder or Executive, in which case the liability of the Executive committing the fraud (and no other Executives) shall not be so limited.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval of this
Agreement:

         (a) by the mutual written consent of DSL, MergerCo and Tycho;

         (b) by either of Tycho or DSL and MergerCo:

         (i) if the stockholders of Tycho shall have failed to give any required approval by the Closing Date; or

         (ii) if any Governmental Authority shall have issued an Injunction or taken any other action (which Injunction or other action the parties to this Agreement shall use their best efforts to lift), which permanently restraints, enjoins or otherwise prohibits the Merger, and such Injunction or other action shall have become final and non-appealable; or

         (iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before December 7, 1999; provided, however, that no party shall terminate this Agreement prior to December 30, 1999 if the Merger has not occurred by reason of the pendency of a non-final Injunction, and DSL, MergerCo and Tycho shall use their best efforts to have any such Injunction stayed or reversed;

         (c) by Tycho:

         (i) if DSL or MergerCo shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) calendar days after the giving of written notice to DSL or MergerCo except, in any case, for such breaches which would not adversely affect the rights of Tycho or its stockholders (or any of them) hereunder and are not reasonably likely to affect adversely DSL's or MergerCo's ability to consummate the Merger; or

         (ii) if, within ten (10) business days after receipt by DSL of notice from Tycho that all of the conditions set forth in Article III have been satisfied or waived, the Merger shall not have been consummated; and

         (d) by DSL and MergerCo if Tycho shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) calendar days after the giving of written notice to Tycho and the Agent.

         10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void, and have no effect, without any liability on the part of any party to this Agreement or such party's Affiliates, trustees, directors, officers or stockholders, and all rights and obligations of any party to this Agreement shall cease except for the agreements contained in Section 7.3 and Articles 10 and 11; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liability for any fraud or willful breach of this Agreement.

         10.3 Amendment. This Agreement may be amended by DSL, MergerCo and Tycho and the Agent by an instrument in writing signed by DSL, MergerCo and Tycho at any time before or after any approval of this Agreement by the stockholders of Tycho and MergerCo, but in any event following authorization by MergerCo's Board of Directors and Tycho's Board of Directors; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

         10.4 Extension; Waiver. At any time prior to the Closing, the parties to this Agreement may, to the extent legally allowed, (a) mutually agree to extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any documents delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been received upon the earlier of actual receipt thereof or, with respect to delivery by facsimile, the date sent by confirmed facsimile, with respect to delivery by overnight courier or Express mail, the day following delivery to such overnight courier or the U.S. Postal Service and, with respect to delivery by registered or certified mail, the third day following such delivery to the U.S. Postal Service, postage prepaid, and addressed as follows:

         (a) If to Tycho:

             Tycho Networks, Inc.
             324 Encinal Street
             Santa Cruz, California 95060

             Fax No.:  (831) 466-1010
             Attention:  David R. Bernstein
             President and CEO

             With a copy to:

             Pillsbury Madison & Sutro LLP
             2550 Hanover Street
             Palo Alto, California  94034
             Fax No.:  (650) 233-4545
             Attention:  L. William Caraccio, Esq.

         (b) If to DSL, MergerCo or the Surviving Corporation:

             DSL.net, Inc.
             545 Long Wharf Drive
             New Haven, Connecticut 06511
             Fax No.: (203) 624-3612
             Attention:  Jesse B. Mark
             Manager, Strategic Planning
             and
             Stephen Zamansky, Esq.
             Vice President and General Counsel

             With a copy to:

             Day, Berry & Howard LLP
             260 Franklin Street
             Boston, Massachusetts 02110
             Fax No.:  (617) 345-4745
             Attention:  Jeffrey A. Clopeck, Esq.

         (c) If to the Agent or any Executive:

             Matthew Kaufman
             155 Braemoor Drive
             Santa Cruz, CA  95060
             Tel. No. (831) 426-6771

         11.2 Entire Agreement; No Third-Party Beneficiaries; Section Headings. This Agreement and the other agreements, documents and instruments executed and delivered pursuant hereto constitute the entire agreement between the parties, and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement; this Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the Transactions contemplated herein. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         11.3 Confidentiality. Except as may be required by law, Tycho shall not, and shall not permit its officers, directors, stockholders and agents to, directly or indirectly, disclose, discuss, announce or otherwise divulge to any third party, the existence or terms of the negotiations between the parties, this Agreement or the Transactions contemplated herein, without, in each case, the prior written consent of DSL; provided, however, that the Transactions contemplated by this Agreement may be disclosed by Tycho to a third party whose consent or notification is required by the terms of any contracts between Tycho and such third party, subject to appropriate nondisclosure obligations.

         11.4 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the heirs, successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the other parties' prior written consent.

         11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding application of any choice of law doctrines that would make applicable the law of any other state) and, where appropriate, applicable federal law.

         11.6 Definitions. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, and unless the context requires a different meaning, the following terms have the meaning indicated below:

         "Affiliate" - as to any party, any Person (i) directly or indirectly controlling, controlled by, or under common control with, such party, (ii) directly or indirectly owning or holding five percent (5%) or more of any equity interest in such party or (iii) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such party. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Closing Date Liabilities" shall mean the total liabilities of Tycho as of the Closing Date as determined in accordance with GAAP, applied on a basis consistent with the most recent regularly prepared financial statements of Tycho (except that the footnotes required by GAAP need not be provided), plus total off-balance sheet liabilities of Tycho as of the Closing Date (including without limitation all remaining payments under equipment leases to which Tycho is a party and the amount of any purchase option payment at the conclusion of such leases), except as expressly set forth in that section of the Disclosure Letter entitled "Closing Date Liabilities".

         "Executive's Allocated Share" shall mean the percentage set forth opposite such Executive's name in the Disclosure Letter.

         "ERISA" - the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" - generally accepted accounting principles in effect from time to time within the United States.

         "Governmental Authority" - the government of any nation, state, city, locality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing with reasonable diligence his or her duties as an officer or director, as the case may be, of Tycho.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who currently is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Lien" - any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding Tycho Preferred Stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing.

         "Material Adverse Change" or "Material Adverse Effect" - any change or changes, or effect or effects, that individually or in the aggregate is or is likely to have a material adverse effect upon the business, operations, assets or financial condition of Tycho or any of its subsidiaries on an individual basis or taken as a whole.

         "Person" - any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Qualified NewCo Financing" - shall mean the first round of preferred stock equity financing of NewCo pursuant to which at least $3,000,000 is raised by NewCo from one or more third-party investors, exclusive of DSL or any of the management or stockholders of Tycho as of the date of this Agreement.

         "Transition Period" - the period of time between the Closing Date and the six (6) month anniversary of the Closing Date.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the date and year first written above.


                                       TYCHO NETWORKS, INC.


                                       By: /s/ David R. Bernstein
                                          -------------------------------
                                          Name: David R. Bernstein
                                          Title: Chief Executive Officer




                                       DSL.NET, INC.


                                       By: /s/ Stephen Zamansky
                                          -------------------------------
                                          Name: Stephen Zamansky
                                          Title: Vice President




                                       LONG WHARF MERGECO, INC.


                                       By: /s/ Stephen Zamansky
                                          -------------------------------
                                          Name: Stephen Zamansky
                                          Title: Vice President

Solely as a party to Section 9.2:




_______________________________________
Matthew Kaufman, as Agent






Solely as a party to Sections 2.1(c)(2), 7.4(b) and 7.12(c):



TELESTRUCT CORPORATION



By:____________________________________
   Name:
   Title:

                  Schedules and Exhibits Omitted in Accordance
                      With item 601(b)(2) of Regulation S-K
                ------------------------------------------------

DSl.net, Inc. will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request; provided, however, that DSL,net, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.


      =============================== ==========================================
      Exhibit A-1                     Form of NewCo Bridge Note
      ------------------------------- ------------------------------------------
      Exhibit A-2                     Form of NewCo Severance Note
      ------------------------------- ------------------------------------------
      Exhibit B                       Form of Retention Bonus Agreement
      ------------------------------- ------------------------------------------
      Exhibit C                       TyFone Assets
      ------------------------------- ------------------------------------------
      Exhibit D                       Form of Consulting Agreements
      ------------------------------- ------------------------------------------
      Exhibit E                       Form of Seller's Counsel Opinion
      ------------------------------- ------------------------------------------
      Exhibit F                       Form of Buyer's Counsel Opinion
      ------------------------------- ------------------------------------------

      =============================== ==========================================